UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 22, 2026

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The registrant's common stock, $0.001 par value per share, is registered under Section 12(g) of the Act and is quoted on the OTCQB Venture Market under the symbol “LIFD.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On July 22, 2026, Lifted Liquids, Inc., an Illinois corporation doing business as Lifted Made (“Lifted”) and a wholly owned subsidiary of LFTD Partners Inc. (the “Company”), entered into a Commercial Offer to Purchase (the “Agreement”) with Ad Real Estate Group LLC (the “Buyer”), pursuant to which Lifted agreed to sell, and the Buyer agreed to purchase, the real property and improvements located at 5511 95th Avenue, Kenosha, Wisconsin 53144 (the “5511 Building”).

The 5511 Building is an approximately 11,238 square foot building that Lifted purchased on December 14, 2023 and that has served as Lifted's principal operations facility, used for office space, manufacturing and storage. As previously disclosed, the 5511 Building has been offered for sale, and as of December 31, 2025 was subject to a first priority mortgage with a principal balance of $852,755.

Under the Agreement, the purchase price for the 5511 Building is $1,500,000. The Buyer is required to deliver earnest money in the amount of $150,000 following acceptance of the offer. The Agreement was made on July 21, 2026 and was accepted and executed by both Lifted and the Buyer on July 22, 2026. The Agreement was executed on behalf of Lifted by Nicholas S. Warrender, the Company's Vice Chairman and Chief Operating Officer.

The closing of the sale is scheduled to occur on or about September 16, 2026, subject to the satisfaction or waiver of customary closing conditions and contingencies set forth in the Agreement, including, among others, contingencies relating to zoning, easements and restrictions, governmental approvals and licenses, delivery of a survey or map of the property, document review, a Uniform Commercial Code lien search, and inspection of the property. The Agreement is not contingent upon the Buyer obtaining a financing commitment. At closing, Lifted has agreed to convey title to the 5511 Building to the Buyer by warranty deed, free and clear of liens and encumbrances except as permitted under the Agreement, and the parties will prorate real estate taxes and other customary items as of the closing date.

The Company intends to use the net proceeds from the sale to repay the outstanding mortgage on the 5511 Building and, following the sale, plans to consolidate its operations into its other leased facilities in Kenosha, Wisconsin.

The Agreement contains customary representations, warranties, covenants, contingencies and default provisions for a transaction of this type. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.94 to this Current Report on Form 8-K and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing and completion of the sale of the 5511 Building, the anticipated use of the net proceeds of the sale, and the Company's plans to consolidate its operations. These statements are based on the Company's current expectations and are subject to risks and uncertainties, including the satisfaction of the closing conditions and contingencies under the Agreement, that could cause actual results to differ materially. There can be no assurance that the sale will be completed on the terms described, on the anticipated timetable, or at all. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.94

Commercial Offer to Purchase, made July 21, 2026 and executed July 22, 2026, by and between Lifted Liquids, Inc. and Ad Real Estate Group LLC, with respect to the real property located at 5511 95th Avenue, Kenosha, Wisconsin 53144.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated: July 23, 2026